Exhibit 99.1

MEDTOX® Scientific, Inc.

First Quarter Conference Call

April 15, 2009

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our first quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX - Chairman, President & CEO

Thank you, Kevin.

Our lab-based drugs-of-abuse business showed strong growth in new sales. But, due to economic conditions affecting employment - revenues from our existing client base were down 28%. Clinical laboratory revenues increased 36% in the first quarter. This increase is attributed to our clinical laboratory expansion and diversification initiatives undertaken in the last year. This includes continued growth in Clinical Trials Services.

In the Diagnostic Segment, revenues were down quarter over quarter primarily attributable to lower sales of devices to our workplace drugs-of-abuse clients.

With regards to our 510(k) filing for the MEDTOXScan® reader, we received FDA clearance in the first quarter for the reader to be used with nine drugs. We have distributed 40 readers at this time. We are also in the process of preparing an additional filing for three more drugs to be added to the reader menu. That filing should take place in the second quarter. Until the additional three drugs are approved for the reader, we expect most of our clients to continue to use our visual read device.

While we are being negatively impacted in our drugs-of-abuse business because of economic conditions affecting hiring patterns, new client growth in the laboratory drugs-of-abuse business continues to be strong, which has been the case over the last year. We remain focused on gaining market share in this recessionary period so that when employment picks up we are well positioned to benefit from increased business from our expanding client base

Expansion of our clinical laboratory capabilities, while creating expense and margin pressure in the short run, is continuing to bear fruit. Revenue growth quarter over quarter increased to a record $7.7 million compared to $5.7 million in the first quarter of 2008. We remain optimistic that our strategy of gaining increased market share in drugs-of-abuse during this downturn and aggressively diversifying into larger and higher value clinical markets remains a solid strategy.

Kevin ...

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick. Here are some details regarding the quarter.

Revenues were flat for the quarter at $20.7 million.

In our lab business, first quarter revenues were $16.2 million, up 4.1% from the first quarter of last year. Revenues from drugs-of-abuse testing decreased 14.1% for the quarter primarily as a result of a 28% decline in revenues from our existing drugs-of-abuse clients, which was partially mitigated by a strong increase in new account revenues. Revenues in our clinical and other laboratory services were up 35.7% for the quarter due to continued strong growth in testing for Clinical Trial Services and growth generated by our expanded clinical laboratory capabilities.

In our diagnostic product business, first quarter revenues were $4.5 million, down 13.2% from last year due primarily to a 28% decline in revenues from device sales in the workplace market.

Our overall gross margin was 37.0% in the first quarter, compared to 44.3% last year.

Our lab business operated at a 31.2% margin in the first quarter, down from 38.1% in the first quarter of last year. The decrease in gross margin was due to a 14% drop in drugs-of-abuse testing revenue over a highly fixed cost structure and increased costs associated with our clinical laboratory expansion. Costs of laboratory services were $11.1 million in the quarter, fairly consistent with the prior two quarters.

Margins in our diagnostic products division were 57.8%, down from 62.8% last year. The decrease reflects a shift in sales mix of point-of-collection testing devices, with a decrease in higher margin PROFILE® devices sold in the workplace market and an increase in sales of lower margin SURE-SCREEN® devices sold in the government market.

Our selling, general and administrative expenses were $6.2 million or 30.1% of revenues in the quarter, up from $5.9 million or 28.4% of revenues in the first quarter last year. Our increased spending was primarily associated with an increase in sales and marketing expense and information technology expense.

Research and development expenses were $570,000 in the quarter compared to $605,000 in the first quarter of last year.

Other expenses were $190,000 in the quarter compared to $197,000 in the first quarter of last year and consist primarily of interest expense and the net operating results of the New Brighton Business Center.

In terms of the balance sheet, our trade receivables are up from their year-end level due to the timing of sales and cash receipts. Our days sales outstanding was 61.5 days for the quarter compared to 59.5 days last year. Our long term debt decreased to $133,000.

For the first three months of the year, capital expenditures were $0.7 million and depreciation and amortization was $1.3 million. Cash flow from operations was $0.5 million in the quarter.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - Chairman, President & CEO

Thank you, Kevin. We would now be glad to take any questions that you may have.

QUESTION AND ANSWER

Steven Crowley - Craig-Hallum Capital Group - Analyst

Good morning, gentlemen. A couple questions for you. First of all, you seem to be continuing to have nice success with new accounts. I think we started to talk last quarter about maybe being able to give us a bit of a flavor for some of your success on that front, either kind of numbers of new accounts or maybe types of new accounts. Might you have some of that information?

Jim Schoonover, MEDTOX - VP & CMO

Yes. Steve, this is Jim Schoonover. What we did is started to factor in what we call master accounts, which are large, new customer relationships. And in the first quarter of 2008, that number was 713 new master accounts. In 2009, that number was 961, so it's up about 35%. And I would say that that's spread over all of the product areas that we have. There's not one particular area.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay, so that 713 was the number in 2008... -- just go over those again for me, the dates.

Jim Schoonover, MEDTOX - VP & CMO

Q1 2008 was 713. Q1 2009 was 961.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And again, the definition of those master accounts, are they of a certain size or set of characteristics?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO

Those accounts that we have will have a number of sub-accounts underneath them. So it's just taking individual new clients that were signed up and have account activity.

Dick Braun, MEDTOX - Chairman, President & CEO

And, Steve, one of the reasons we wrestle with trying to answer this question and it makes it difficult, there are -- just to give you a brief example -- we might sign up a particular clinic, and they might have 50 clients. Well the clinic is the master account, the 50 clients become a sub-account, and those sub-accounts may even have multiples amongst them. And we have 30,000 active sub-accounts.

Steven Crowley - Craig-Hallum Capital Group - Analyst

I see. But clearly using the same definition in both periods, that’s pretty significant growth and what would appear to dovetail nicely with the dollar increment that you talked about from new accounts, which is what, roughly $1.4 million?

Dick Braun, MEDTOX - Chairman, President & CEO

Exactly.

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO

I think the important point is that the new account activity, when compared on a like basis, is up 35% quarter-over-quarter.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. And then in terms of the existing base of your customers, obviously, it's tough times in terms of general environment. Are you seeing customers, existing customers, just significantly cut their volume of testing? Are you seeing them no longer test? Are you seeing some market share losses in your existing base? What can you tell us about that equation?

Jim Schoonover, MEDTOX - VP & CMO

Steve, the reduction of the 28% is from testing volume from existing clients. And we, in fact, have done a phone survey of our top approximately 1,000 customers that represent about 90% of our lab revenue and not one of them has been lost. They are all down due to economic conditions and putting off hiring till there’s a stronger sense of where the economy is going.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great. Now switching gears a little bit, you laid out the success you had in the quarter, which was pretty impressive, in clinical trials, which is a portion of that, what used to be called specialty lab services, I think you’ve called it clinical and other. But it looks like the balance of that category, the non-clinical trials related stuff, also is growing smartly. Could you tell us a little bit about what’s driving the growth in the non-clinical trials portion of your specialty business?

Jim Schoonover, MEDTOX - VP & CMO

Yes, in addition to clinical trials, the other three main areas are pain management, which has been growing probably somewhat beyond what our initial expectations were; what we call our physician office clinical business or the regional clinical lab, and that has started to gain traction and grow throughout the quarter; and then also we’ve had somewhat of a resurgence in our clinical tox reference lab work. So we’re receiving reference lab specimens or specimens from other smaller laboratories that don't have the clinical toxicology capabilities that we have.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. And I don't really even know where I'm going with this question, but that segment is now within spitting distance of being your largest segment. As you look at what you’re trying to build here at MEDTOX, is it reasonable to think that that will be your largest segment, you know bigger than workplace drugs-of-abuse in the not too distant future or how should we think about that?

Dick Braun, MEDTOX - Chairman, President & CEO

Well I think that's possible, Steve, but also when -- I think this is when, not if -- when there’s a rebound in employment, there's significant leverage built-in because of the added customer base. And we could see a fairly dramatic acceleration there. So it's difficult to say when that crossover might come. And all we can tell you is we're going to aggressively pursue both of the markets to add as many new customers as we can.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great. One additional question and then I’ll hop back in the queue. Kevin, could you give us the breakdown of revenues within the product segment that you've typically given us, contract manufacturing and the other stuff?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO

Sure, Steve. The point-of-collection testing products was $4 million in the quarter; contract manufacturing was $400,000; and, other diagnostic products at $100,000.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay, and just to refresh our memory as to how we should think about contract manufacturing, and other, there’s a tail to one of these businesses. Is there any update there?

Dick Braun, MEDTOX - Chairman, President & CEO

No update other than it is our expectation that those revenues will probably go away in the next 18 months.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And those are the contract manufacturing ones, Dick?

Dick Braun, MEDTOX - Chairman, President & CEO

Correct.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. Alright, I’ll hop back in the queue. Thanks for taking my questions.

Bill Nasgovitz - Heartland Funds - Analyst

Just back on this master accounts, 961, is that what the number was this year?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO

That's correct.

Bill Nasgovitz - Heartland Funds - Analyst

And you said 30,000 sub-accounts, so where was that number a year ago?

Dick Braun, MEDTOX - Chairman, President & CEO

It's about a 9,000 increase. It's difficult to correlate one to the other though, Bill.

Bill Nasgovitz - Heartland Funds - Analyst

So what do you specifically attribute this to? Why are you seeing this dramatic growth in accounts even though hiring is down and drugs-of-abuse checks and all that stuff is down because of the economy?

Dick Braun, MEDTOX - Chairman, President & CEO

On the drugs-of-abuse side, we're taking increasingly more market share. And then on the clinical side, we spent some money this past year so we've increased the sales effort there, and it's a diversification effort and we're adding new accounts.

Jim Schoonover, MEDTOX - VP & CMO

And it's also an issue, I think, Bill, we’re gaining some experience in these markets, so we’re selling not only harder, but I think we’re selling smarter in terms of targeting accounts and making effective presentations and closing those accounts, so we're getting up the learning curve.

Bill Nasgovitz - Heartland Funds - Analyst

Okay, thank you.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Maybe a little bit of color on your success in Clinical Trials Services is in order, given how well it performed. Are you seeing a growing customer list there also or a sizable ramp of some of your preferred partners? What kind of color can you give us on what's going on in clinical trials?

Dick Braun, MEDTOX - Chairman, President & CEO

We have a growing customer base. In addition, we are penetrating some of the existing customers more deeply. And, in fact, even with the substantial growth, one of the major clients we have there has actually curtailed some of their activities in the short run because of some issues with the FDA. But we see them sorting those out and hopefully they’ll come back online a bit later in the year. So generally it’s diversifying into more clients and getting deeper into the clients we have.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And did you see that fall off from one of those clients already in first quarter or do we have to deal with that in front of us?

Dick Braun, MEDTOX - Chairman, President & CEO

No, we've already seen it.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay, so you already saw that. Great.

In terms of your business overall, I know we're in a particularly challenging economic environment, but you’ve seem to have felt that economic environment pretty full force already. In terms of the typical seasonality of your business, there’s tended to be a noticeable bump in the business from the March quarter to the June quarter, in the workplace business in particular, where it's grown $1 million roughly in prior years from first quarter to second quarter. Is it reasonable to think we’re going to see that play out admittedly from lower levels that we’ve already established?

Dick Braun, MEDTOX - Chairman, President & CEO

I don't think we can predict that, Steve. I mean these are unusual times. We would not have expected to have an almost 30% drop in the quarter from existing clients in drugs-of-abuse, so I'm afraid we can't predict that into the second quarter.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Are there any signs that that drop, the order of magnitude almost 30% -- I would like to think that's as bad as it could get -- are there any pieces of evidence in your business or in your discussions with customers or in your experience set from prior downturns that indicate that we’re at worst going to bounce along the bottom here? I guess we get some easier comparisons in the back-half of the year because that's when we went into the funk. I'm just trying to sort through this.

Dick Braun, MEDTOX - Chairman, President & CEO

Well I think it's unprecedented, Steve, so I think you've kind of concluded with our answer is I don't think we can predict. But the one statement you made I think is important on the comps, is that in the first quarter of last year, we had not yet really suffered very much from the recession, which supposedly started in the fourth quarter of '07, but it gradually built over the year through the next three quarters. And additionally in the first quarter of last year, we had not spent as much money incrementally to build out our new lab capabilities. So all of that -- both those issues, are in the next three quarters, so the comps should be a little more favorable.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And on the expense side, are you staring at anything that should dramatically change your expense run rates over the relative short-term here?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO

No, we’re not, Steve.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. Well thanks again for taking my questions.

Dick Braun, MEDTOX - Chairman, President & CEO

We would like to thank you for joining us, and we look forward to speaking with you again when we announce second quarter results. Thank you.